Exhibit 3

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Noerr PartGmbB / Charlottenstraße 57 / 10117 Berlin To the Local court of Charlottenburg – Register court – electronic filing	Anne-Kristin Schiller Rechtsanwältin Noerr Partnerschaftsgesellschaft mbB Rechtsanwälte Steuerberater Wirtschaftsprüfer Charlottenstraße 57 10117 Berlin Germany noerr.com

Berlin, 25. August 2025 Jumia Technologies AG (HRB 203542 B) Application for appointment of a member of the supervisory board by court pursuant to Section 104 (2) sentence 1 AktG	T +49 30 20942000 (ext.) T +49 30 20942000 F +49 30 20942094 Anne-Kristin.Schiller@noerr.com Our Ref: SLR/MBRA

In the commercial register case of

Jumia Technologies AG with seat in Berlin,
registered with the commercial register
of the local court of Charlottenburg under HRB 203542 B
("Company")

we hereby apply, by proxy of all members of the management board of the Company ("Management Board"), namely Francis Dufay and Antoine Maillet-Mezeray, on behalf of the Management Board to appoint with immediate effect one (1) new member of the supervisory board by the local court of Charlottenburg pursuant to Section 104 (2) sentence 1 AktG to supplement the supervisory board of the Company.

The proper authorization by the members of the Management Board is hereby assured.

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Noerr Partnerschaftsgesellschaft mbB has its registered office in Munich, Germany, and is entered in the partnership register of the Local Court in Munich, Germany (Amtsgericht Muenchen) under no. PR 512.

For further information, please refer to noerr.com. For information on data protection at Noerr, please refer to noerr.com/data-protection.

Further details overleaf

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A.	Motion

We hereby apply

to appoint Hassanein Shahreza Hiridjee, born on 24 March 1975, citizen of France, resident of Antananarivo, Madagascar, Director of the Board of Axian Telecom, a company organized in Mauritius, with principal business address at Standard Chartered Tower, 10th Floor, 19 Cybercity, Ebène, Mauritius,

as a member of the supervisory board of the Company with immediate effect pursuant to Section 104 (2) sentence 1 of the German Stock Corporation Act (Aktiengesetz; “AktG”) for the period until the end of the annual general meeting which decides on the discharge of the supervisory board members of the Company for the financial year 2025 and which is expected to take place in June 2026.

B.	Grounds for the motion

Where, for a period longer than three months, the supervisory board is comprised of fewer members than the number stipulated by the law or in the articles of association, the court is to appoint the additional members, upon a corresponding motion having been filed, until the full number is obtained (Section 104 (2) sentence 1 AktG).

According to Section 8 (1) of the Company's articles of association ("Articles of Association"), the supervisory board of the Company (“Supervisory Board”) consists of six (6) members who are elected by the general meeting. The current Articles of Association are attached to this letter as Annex 1. The Company is not subject to employee co-determination in accordance with co-determination regulations.

The Supervisory Board currently consists of only four (4) members, as

–	Ms. Elizabeth J. Huebner resigned as a member of the Supervisory Board with effect as of 13 September 2024 and

–	Ms. Angela Kaya Mwanza resigned as a member of the Supervisory Board with effect as of 23 June 2025.

The letters of resignation are attached to this letter as Annex 2.

No substitute members (Ersatzmitglieder) have been appointed. No other persons have been appointed to the Supervisory Board since Ms. Elizabeth J. Huebner resigned from office.

Due to the resignation of Ms. Elizabeth J. Huebner, the Supervisory Board has had one (1) member less than the number stipulated in the Articles of Association for more than three months.

The Company's annual general meeting on 19 June 2025 rejected the resolution proposed by the Management Board and Supervisory Board under agenda item 6 to reduce the size of the Supervisory Board to five members. The minutes of the annual general meeting of the Company on 19 June 2025 are attached to this letter as Annex 3.

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The Company's next annual general meeting is expected to take place in June 2026. Especially with respect to costs associated therewith, it is not intended to hold an extraordinary general meeting of the Company in the near future to appoint an additional member of the Supervisory Board. Against this background, the appointment of a further member of the Supervisory Board by court is required.

The appointment of the proposed Supervisory Board member by the court is therefore requested.

C.	Information on the proposed Supervisory Board member

Our proposed Supervisory Board member Hassanein Shahreza Hiridjee ("Candidate") is a Director of the Board of Axian Telecom, a company organized in Mauritius, with principal business address at Standard Chartered Tower, 10th Floor, 19 Cybercity, Ebène, Mauritius, ("Axian"). Axian recently became the largest shareholder of the Company in May 2025. The Candidate, being both a Director and the indirect majority shareholder of Axian, has a significant vested interest in fostering the continued growth and success of the Company. Due to his personality, his own professional experience and expertise as well as his activities for Axian, the Candidate is very well suited for the office as member of the Supervisory Board. The Candidate has many years of professional experience in the business areas relevant to the Company. A brief curriculum vitae of the Candidate, which demonstrates his respective expertise, as well as a list of the supervisory bodies of which the Candidate is currently a member, are attached to this application as Annex 4. As indicated therein, the Candidate currently serves on the boards of 28 companies. This includes a directorship at Axian, the parent company of the Axian Group, and 27 board positions at fully consolidated subsidiaries of Axian. All entities in which the Candidate holds board positions, including Axian, are incorporated and headquartered outside of Germany. None of these have a two-tier board structure and therefore operate with one-tier boards. In his roles, the Candidate is able to exercise significant influence over the day-to-day management of each of these companies. Consequently, these positions are not equivalent to those of a supervisory board member under German law.

The Candidate has declared his willingness to accept the office as a member of the Supervisory Board in the event of his appointment by the court and assures that there are no obstacles to his appointment as a member of the Supervisory Board pursuant to Sections 100 and 105 AktG. The written declaration of acceptance of the Candidate together with the assurance is attached to this motion as Annex 5.

D.	Delivery Note

As Mr. Hassanein Shahreza Hiridjee resides abroad, in his declaration of acceptance, which is attached as Annex 5, he has authorized the signatory as his authorized recipient to accept his appointment as a member of the Supervisory Board on his behalf.

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We therefore request that his appointment is sent to the undersigned at the following address: Anne-Kristin Schiller, Noerr Partnerschaftsgesellschaft mbB, Charlottenstraße 57, 10117 Berlin.

We hereby declare that we are liable for the court fees incurred in connection with this application.

If you have any queries, please contact the undersigned by telephone on +49 30 20942439.

Yours sincerely,

Noerr Partnerschaftsgesellschaft mbB

Anne-Kristin Schiller

Rechtsanwältin

Annexes:

–	Articles of Association of the Company as Annex 1;

–	Letters of resignation of Ms. Elizabeth J. Huebner and Ms. Angela Kaya Mwanza as Annex 2;

–	Minutes of the annual general meeting of the Company held on 19 June 2025 as Annex 3;

–	Curriculum vitae of Mr. Hassanein Shahreza Hiridjee as Annex 4;

–	Written declaration of acceptance by Mr. Hassanein Shahreza Hiridjee including assurance as Annex 5.

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